Exhibit 99.1

                                                    August 1, 2012

FOR IMMEDIATE RELEASE

Contact:  Laura Ulbrandt  (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES SIX MONTH 2012 RESULTS

Leucadia National Corporation (LUK – NYSE) today announced its operating results for the six month period ended June 30, 2012.  Net income attributable to Leucadia National Corporation common shareholders for the six month periods ended June 30, 2012 and 2011 was $293,626,000 ($1.18 per diluted common share) and $196,816,000 ($.80 per diluted common share), respectively.

For more information on the Company’s results of operations for the first half of 2012, please see the Company’s Form 10-Q for the six months ended June 30, 2012, which was filed with the Securities and Exchange Commission today.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)
(Unaudited)

	For the Three Month		For the Six Month
	Period Ended June 30,		Period Ended June 30,
	2012	2011	2012	2011

Revenues and other income	$2,141,645	$753,441	$4,565,933	$1,037,475

Net securities gains	$2,526	$529,637	$427,462	$531,940

Income from continuing operations before income taxes and
income (losses) related to associated companies	$71,592	$519,192	$430,037	$598,722

Income taxes	33,945	190,108	167,462	229,161

Income from continuing operations before income (losses)
related to associated companies	37,647	329,084	262,575	369,561

Income (losses) related to associated companies, net of taxes	(226,320)	(145,796)	36,219	(173,844)

Income (loss) from continuing operations	(188,673)	183,288	298,794	195,717

Income from discontinued operations, including gain on
disposal, net of taxes	905	3,170	673	1,527

Net income (loss)	(187,768)	186,458	299,467	197,244

Net (income) loss attributable to the noncontrolling interest	297	(149)	95	(428)

Net (income) attributable to the redeemable
noncontrolling interests	(9,780)	–	(5,936)	–

Net income (loss) attributable to
Leucadia National Corporation common shareholders	$(197,251)	$186,309	$293,626	$196,816

Basic earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income (loss) from continuing operations	$(.81)	$.75	$1.20	$.80
Income from discontinued operations, including
gain on disposal	–	.01	–	.01
Net income (loss)	$(.81)	$.76	$1.20	$.81

Number of shares in calculation	244,583	244,521	244,583	244,290

Diluted earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income (loss) from continuing operations	$(.81)	$.74	$1.18	$.79
Income from discontinued operations, including
gain on disposal	–	.01	–	.01
Net income (loss)	$(.81)	$.75	$1.18	$.80

Number of shares in calculation	244,583	249,026	248,910	248,971